EXPLANATION OF RESPONSES
(1)	Held directly by Insight Venture Partners IX, L.P.
(2)	Held directly by Insight Venture Partners (Cayman) IX, L.P.
(3)	Held directly by Insight Venture Partners (Delaware) IX, L.P.
(4)	Held directly by Insight Venture Partners IX (Co-Investors), L.P.
(5)	Held directly by IVP (Venice), L.P.
(6)
The price reported in Column 4 is a weighted average price.  These shares were sold in multiple transactions at prices ranging from $31.00 to $31.51, inclusive.  The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in footnotes (6) to (8).

(7)
The price reported in Column 4 is a weighted average price.  These shares were sold in multiple transactions at prices ranging from $31.03 to $31.63, inclusive.  The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in footnotes (6) to (8).

(8)
The price reported in Column 4 is a weighted average price.  These shares were sold in multiple transactions at prices ranging from $31.00 to $31.24, inclusive. The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in footnotes (6) to (8).